IRREVOCABLE PROXY

        WHEREAS, Wallace C. Sparkman ("Sparkman"), a shareholder of United Wellhead Services, Inc., a Texas corporation ("Wellhead"), and Flare King, Inc., a Texas corporation ("Flare King"), Wellhead, the other stockholders of Wellhead, the other stockholder of Flare King, and the equityholders of Hi-Tech Compressor Company, L.C., a Texas limited liability company ("Hi-Tech"), have entered into that certain Agreement and Plan of Reorganization dated October 14, 1997 (the "Agreement"), to effect the rollup of Wellhead, Flare King, and Hi-Tech, as wholly owned subsidiaries of United Oilfield Services, Inc., a Texas corporation (the "Company");

        WHEREAS, Sparkman (i) has transferred his ownership interest in Wellhead and Flare King and his rights and interests under the Agreement to Diamente Investments, L.P., a Texas family limited partnership ("Diamente"), (ii) has elected to retire from all formal and informal positions with Wellhead, Flare King and Hi-Tech, and (iii) will not serve as an officer or director of the Company; and

        WHEREAS, Diamente shall receive a certain number of shares of common stock (the "Common Stock") of the Company upon the Funding and Consummation Date, as such term is defined in the Agreement, in exchange for shares of common stock of Wellhead and Flare King;

        WHEREAS, the Company is currently in the process of effecting an initial public offering (the "IPO") of the Company's Common Stock pursuant to a Registration Statement on Form S-1 with the Securities and Exchange Commission in connection therewith; and

        WHEREAS, Diamente desires to execute this Irrevocable Proxy to appoint the Board of Directors of the Company as its lawful proxy pursuant to the terms hereunder.

        NOW, THEREFORE, for Ten Dollars cash in hand paid and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, as an inducement for the consummation of the Agreement by all the parties thereto, and in recognition of the reliance on this Irrevocable Proxy by the participants in the IPO, the foregoing effectively coupling this proxy with an interest, Diamente hereby appoints each such individual who has from time to time been appointed or may be acting as Chairman of the Board of the Company (or other authorized designee) as its lawful proxy with respect to the Common Stock, with full power of substitution to vote at any time the number of votes which the undersigned would be entitled to cast if represented personally with respect to any matter, as such proxy may be directed by the Board of Directors (as set forth below), acting by majority vote at a duly convened and constituted meeting at which a quorum is present; and that such power be irrevocable until and shall terminate only at such time as Diamente's ownership interest in the Company (or if Diamente shall be dissolved, the ownership interest of Wallace C. Sparkman and Patsy Sparkman) becomes less than five percent (5%) of the total outstanding Common Stock of the Company. If a majority of the Board of Directors is made up of independent directors, the Chairman (or other authorized designee) will vote such shares in accordance with the direction of a majority of the directors in attendance at such meeting. If a majority of the Board of Directors is not made up of independent directors, the Chairman (or other authorized designee) will vote such shares in accordance with the direction of a majority of the independent directors in attendance at such meeting. Independent directors shall be directors deemed to be independent pursuant to the federal securities laws of the United States of America.

        Nothing contained in this Irrevocable Proxy shall limit or restrict the investment powers of Diamente.

        IN WITNESS WHEREOF, Diamente Investments, L.P. has caused this Irrevocable Proxy to be executed effective as of October 22, 1997.

DIAMENTE INVESTMENTS, L.P.               Acknowledged:

By: /s/ WALLACE C. SPARKMAN              /s/ WALLACE C. SPARKMAN
Wallace C. Sparkman, General Partner     Wallace C. Sparkman, Individually

DIAMENTE INVESTMENTS. L.P.               Acknowledged:

By: /s/ PATSY SPARKMAN                   /s/ PATSY SPARKMAN
Patsy Sparkman, General Partner          Patsy Sparkman, Individually

STATE OF TEXAS

COUNTY OF NUECES

        BEFORE ME, the undersigned, a Notary Public in and for said State, on this day personally appeared Wallace C. Sparkman, a General Partner of Diamente Investments. L.P., acting as such and individually, who is a person known to me to be at least eighteen (18) years of age and the person whose name is subscribed to the foregoing instrument, and acknowledged to me that he executed the same for the purposes and consideration therein expressed.

        GIVEN UNDER MY HAND AND SEAL OF OFFICE this 23rd day of October, 1997.

[SEAL]          LAVERNE SMITH                /s/ LAVERNE SMITH
                Notary Public                   Notary Public
                STATE OF TEXAS           in and for the State of Texas
         My Comm. Exp. March 25, 2001

STATE OF TEXAS

COUNTY OF NUECES

        BEFORE ME, the undersigned, a Notary Public in and for said State, on this day personally appeared Patsy Sparkman, a General Partner of Diamente Investments, L.P., acting as such and individually, who is a person known to me to be at least eighteen (18) years of age and the person whose name is subscribed to the foregoing instrument, and acknowledged to me that she executed the same for the purposes and consideration therein expressed.

        GIVEN UNDER MY HAND AND SEAL OF OFFICE this 23rd day of October, 1997.

[SEAL]          LAVERNE SMITH                /s/ LAVERNE SMITH
                Notary Public                   Notary Public
                STATE OF TEXAS           in and for the State of Texas
         My Comm. Exp. March 25, 2001